Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form F-3 (No. 333-131272) and related Prospectus and on Form S-8 (File No. 333-94995, 333-141177, 333-65532, 333-151929, 333-162104 and 333-174748) pertaining to stock option plans of Commtouch Software Ltd., and to the incorporation by reference therein of our report dated March 29, 2012 with respect to the consolidated financial statements of Commtouch Software Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2011.

	/s/	Kost, Forer, Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 29, 2012